Exhibit 2.1
CONFORMED COPY
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2008 (this “Amendment”), is between WebMD Health Corp., a Delaware corporation (“WebMD”), and HLTH Corporation, a Delaware corporation (“HLTH”).
RECITALS
     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of February 20, 2008 (the “Merger Agreement”);
     WHEREAS, HLTH is entering into the HLTH Loan Agreement (as defined below);
     WHEREAS, WebMD is entering into the WebMD Loan Agreement (as defined below);
     WHEREAS, WebMD and HLTH desire to amend the Merger Agreement pursuant to Section 9.04 thereof to the extent provided herein;
     WHEREAS, the HLTH Board has unanimously (i) approved and declared advisable this Amendment and the transactions contemplated hereby, (ii) declared that it is in the best interests of the holders of HLTH Common Stock that HLTH enter into this Amendment, (iii) directed that the adoption of the Merger Agreement, as amended by this Amendment (as so amended, the “Amended Merger Agreement”) be submitted to a vote at a meeting of the holders of HLTH Common Stock, and (iv) recommended that the holders of HLTH Common Stock adopt the Amended Merger Agreement;
     WHEREAS, the WebMD Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) approved and declared advisable this Amendment and the transactions contemplated hereby, (ii) declared that it is in the best interests of the holders of WebMD Common Stock that WebMD enter into this Amendment, (iii) directed that the adoption of the Amended Merger Agreement be submitted to a vote at a meeting of the holders of WebMD Common Stock, and (iv) recommended that the holders of WebMD Common Stock adopt the Amended Merger Agreement; and
     WHEREAS, the Merger Agreement has not yet been submitted for adoption to a vote at a meeting of the holders of HLTH Common Stock or the holders of WebMD Common Stock;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, WebMD and HLTH hereby agree as follows:

     Section 1. Defined Terms. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement.
     Section 2. Amendments to Section 1.01. (a) The following defined terms are hereby added to Section 1.01:
          “HLTH Loan Agreement” means that certain Loan Agreement, dated as of May 6, 2008, between HLTH and Citigroup Global Markets Holdings Inc.
          “WebMD Loan Agreement” means that certain Loan Agreement, dated as of May 6, 2008, between WebMD and Citigroup Global Markets Inc.
     (b) In Section 1.01, the last sentence in the definition of “Cash and Cash Equivalents” is hereby deleted in its entirety and replaced with the following:
“For purposes of this definition, “Cash and Investments” shall include (i) 75% of the principal amount of the HLTH Auction Rate Securities held by HLTH and the HLTH Subsidiaries at the Effective Time and (ii) 70% of the principal amount of the WebMD Auction Rate Securities held by WebMD and the WebMD Subsidiaries at the Effective Time; provided, that if the WebMD Loan Agreement is in full force and effect at the Effective Time and WebMD has satisfied all conditions precedent to permit WebMD to borrow at the Effective Time 75% of the principal amount of the WebMD Auction Rate Securities held by WebMD and the WebMD Subsidiaries at the Effective Time (it being understood that nothing in this proviso shall be deemed to obligate WebMD to borrow any amount under the Loan Agreement at the Effective Time), then Cash and Investments shall include 75% of the principal amount of the WebMD Auction Rate Securities held by WebMD and the WebMD Subsidiaries at the Effective Time.”
     Section 3. Amendment to Section 3.01(d). Section 3.01(d) is hereby deleted in its entirety and replaced with the following:
     “(d) Adjustment to Cash Consideration. If HLTH sells any HLTH Auction Rate Securities at or prior to the Effective Time and the aggregate cash proceeds from the sale of such HLTH Auction Rate Securities are less than 100% of the principal amount thereof, then the Cash Consideration Amount shall be reduced by an amount equal to (x) the difference between 100% of the principal amount thereof and the aggregate cash proceeds received by HLTH divided by (y) the number of shares of HLTH Common Stock outstanding at the Effective Time. If HLTH does not sell all of the HLTH Auction Rate Securities at or prior to the Effective Time and the conditions set forth in Section 8.02(g)(ii) or (iii) have been satisfied at the Effective Time, then the Cash Consideration Amount shall be reduced by an amount equal to (x) 25% of the principal amount of the HLTH Auction Rate Securities held by HLTH and the HLTH Subsidiaries at the Effective Time divided by (y) the number of shares of HLTH Common Stock outstanding at the Effective Time. Any reduction of the Cash Consideration Amount pursuant to this Section 3.01(d) shall be referred to herein as the “Reduction Amount”.”
     Section 4. Amendments to Section 8.02. (a) Section 8.02(c) is hereby deleted in its entirety and replaced with the following:

          “(c) Officer Certificate. HLTH shall have delivered to WebMD a certificate, dated the date of the Closing, signed by an executive officer of HLTH, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(f) and 8.02(g).”
     (b) Section 8.02(g) is hereby deleted in its entirety and replaced with the following:
          “(g) Matters Relating to HLTH Auction Rate Securities. HLTH shall have (i) completed the sale of the HLTH Auction Rate Securities, or (ii) borrowed 75% of the principal amount of the HLTH Auction Rate Securities held by HLTH and the HLTH Subsidiaries at the Effective Time pursuant to the HLTH Loan Agreement and the amount outstanding at the Effective Time thereunder shall equal at least such amount, or (iii) not made any borrowings under the HLTH Loan Agreement but shall have satisfied all conditions precedent to permit HLTH to borrow at the Effective Time 75% of the principal amount of the HLTH Auction Rate Securities held by HLTH and the HLTH Subsidiaries at the Effective Time pursuant to the HLTH Loan Agreement, which shall be in full force and effect at the Effective Time (it being understood that nothing in clause (iii) of this Section 8.02(g) shall be deemed to obligate HLTH to borrow any amount under the Loan Agreement at the Effective Time).”
     Section 5. Consent.
     (a) Pursuant to Section 6.01 of the Merger Agreement, WebMD hereby consents to the HLTH Loan Agreement and to the documents and agreements ancillary thereto (the “HLTH Loan Documents”), and to HLTH entering into, delivering, and performing its obligations under, the HLTH Loan Documents.
     (b) Pursuant to Section 6.02(b) of the Merger Agreement, HLTH hereby consents to the WebMD Loan Agreement and to the documents and agreements ancillary thereto (the “WebMD Loan Documents”), and to WebMD entering into, delivering and performing its obligations under, the WebMD Loan Documents.
     Section 6. Full Force and Effect. Except as amended hereby, the Merger Agreement shall remain in full force and effect and be binding on the parties thereto in accordance with its terms. Nothing in this Amendment shall constitute a waiver by any party of any of their rights or remedies under the Merger Agreement or of any party’s obligation to comply with any covenant, condition, term or other provision set forth in the Merger Agreement.
     Section 7. Governing Law. This Amendment and the legal relations between the parties shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.
     Section 8. Counterparts. This Amendment may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of this page left intentionally blank]

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

WEBMD HEALTH CORP.
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

HLTH CORPORATION
By:	/s/ Lewis H. Leicher
	Name:	Lewis H. Leicher
	Title:	Senior Vice President